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                                                                     Exhibit 3.8

                            CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             McLEODUSA INCORPORATED

          McLeodUSA Incorporated, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

          FIRST: Pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware (the "DGCL") and in accordance with the Certificate of Incorporation and the By-laws of the Corporation, the Board of Directors of the Corporation, at a meeting duly called and held on January 6, 2000, adopted resolutions proposing and declaring advisable and in the best interests of the Corporation the following amendment to the Certificate of Incorporation:

          Section 4.1 of the Certificate of Incorporation is hereby amended and restated as follows:

          "4.1.  Authorized Shares

          The total number of shares of stock that the Corporation shall be authorized to issue is 1,024,000,000 shares, divided into three classes as follows: (i) 1,000,000,000 shares of Class A common stock having a par value of $.01 per share ("Class A Common Stock"); (ii) 22,000,000 shares of Class B common stock having a par value of $.01 per share ("Class B Common Stock"); and (iii) 2,000,000 shares of serial preferred stock, having a par value of $.01 per share ("Preferred Stock")."

          SECOND: The foregoing amendment to the Certificate of Incorporation was approved at the Corporation's special meeting of stockholders held on March 30, 2000, by the holders of at least a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class.

          THIRD: The foregoing amendment to the Certificate of Incorporation was duly adopted and approved in accordance with the requirements of Sections 141 and 242 of the DGCL.
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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be executed by its duly authorized officer, as of the 30th day of March, 2000.


                                      McLEODUSA INCORPORATED


                                      By:  /s/ Stephen C. Gray
                                           -----------------------------
                                           Stephen C. Gray
                                           President and Chief Operating
                                           Officer



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